6.16.1            Second Promissory Note in favor of Joseph Antonini

                               PROMISSORY NOTE

up to $250,000.00

                                             1800 West Maple Road
                                             Troy, MI 48084
                                             December 10, 1998


FOR VALUE RECEIVED, the undersigned, AWG, Ltd. ("Obligor") promises to pay to the order of Joseph E. Antonini, ("Payee"), the principal amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or so much of such amount as may be outstanding from time to time and interest on the unpaid principal balance at a rate equal to eight percent (8%) per annum. Interest only shall be payable monthly with the first interest only payment commencing on February 1, 1999.

         The principal of this note and the accrued interest on this note shall be paid in full either upon the acquisition of capital funding by Obligor or by March 1, 1999, whichever shall first occur. Obligor may prepay all or part of the principal on this note at any time without penalty of any kind.

         Each payment upon this note shall be made at the Payee's address as set forth above or at such other place as the holder of this note may direct in writing.

         If default occurs in the payment of any principal or interest and if the default continues for thirty (30) days after Payee gives Obligor written notice specifying the basis of the default, or if a voluntary or involuntary case in bankruptcy, receivership, or insolvency is at any time instituted by or against Obligor, then the indebtedness evidenced by this note shall, at the option of the holder, become immediately due and payable, without notice or demand.

         Obligor agrees to pay any and all expenses, including reasonable attorney fees and legal expense paid or incurred by the holder in attempting to collect this note.

         This note shall be governed by and interpreted according to the law of the State of Michigan.

                                              OBLIGOR:
                                              AWG, Ltd.


                                              By:/s/ Mack Jennings
                                                 ---------------------------
                                                 Mack Jennings
                                                 Its:  President
                                                 Dated: December 10, 1998